Exhibit 10.1

RE:	SVP, Financial Planning and Analysis

Dear Paul Trager,

On behalf of ‘mktg’, it is our pleasure to offer you the position of SVP, Financial Planning and Analysis. Your start date will be July 1, 2008 and you will be reporting to Fred Kaseff, Chief Financial Officer.

Please be aware that this offer is contingent upon the acceptable results of a pre-employment background check and upon you signing this Agreement and returning this offer letter, as well as the enclosed (1) Confidentiality, Non-Solicitation, Non-Competition and Work for Hire Agreement and (2) Mandatory Mediation and Arbitration Agreement.  Please review all of these documents carefully.

This offer letter sets forth the compensation and benefits that are being offered to you at this time.  If you accept this offer, the terms and conditions described in this letter will be the terms and conditions at the start of your employment with ‘mktg.’ The terms and conditions set forth in this letter supersede any previous discussions or other offers and may only be modified by a document expressly evidencing an intent to modify this offer letter, and signed by you and an officer of the Company.  During the course of your employment, the terms and conditions of your employment may be modified by the Company pursuant to its policies and practices regarding such issues as salary increases, etc., in its discretion.

At-Will Employment

While we hope that both you and ‘mktg’ will continue to find our professional relationship to be mutually beneficial, your employment remains at-will at all times.  This means that you are not guaranteed employment for any set duration.  You have the right to terminate your employment at any time, as does ‘mktg.’ Accordingly, nothing in this letter is intended to create a contract of employment between you and ‘mktg’ for any specified period of time.  Should you determine to resign your position with ‘mktg’ at any time, however, ‘mktg’ would appreciate it if you would please provide the Company with at least fifteen (15) business days written notice of your intent to resign your employment to allow for an orderly transition of your position.

Compensation

Should you accept this offer, you will be classified as a regular, exempt, full-time employee and will be expected to, at a minimum, work ‘mktg’s full time schedule.

Your annual gross salary is $225,713.00. You will be paid on a semi-monthly basis (i.e. the last business day preceding the 15th and the last calendar day of the month), according to the company’s regular payroll practices.

Following approval of our board of directors, we would issue you 8,306 shares of restricted stock of the Company that would vest over the period of employment with us. (Please note board approved the grant on 6/30/2008)

Benefits

As a regular, full-time employee, you will become eligible to participate in all normal and customary Company benefits, pursuant to ‘mktg’s current policies as specified in the Employee Handbook or otherwise, and subject to the specific requirements and parameters as set forth in the individual plan documents and/or applicable policies. Please be aware that all company benefits are subject to modification or elimination at the Company’s discretion.

You will be eligible to participate in ‘mktg’s 401(k) Plan and the Healthcare, Dental & Cafeteria Plans assuming you meet each Plan’s eligibility requirements and waiting periods.  You will also be eligible for Life Insurance and Accidental Death and Dismemberment Insurance, as well as Long Term Disability insurance.

Prior to your start date, if you have any questions regarding ‘mktg’s benefit plans, or any other issues mentioned in this offer letter, please do not hesitate to contact ‘mktg’s Human Resources Department.

Proof of Work Eligibility

‘mktg’ requires that, within three (3) days of your start date, you provide documentation regarding your legal right to work in the United States.  This proof may be demonstrated through any document as listed on the Form I-9 that you will receive on your first day of work.

Should you find all terms and conditions discussed in these documents acceptable to you, please acknowledge your acceptance by signing this letter where indicated, below, and also signing both the Confidentiality, Non-Competition, Non-Solicitation and Work for Hire Agreement and the Mediation and Arbitration Agreement.  Please then fax all of the signed documents to my attention at the fax number, below. Please then mail the original signed documents to me (or bring them with you on your first day of work).

This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of these documents to me on or prior to July 1, 2008.  This offer expires as of that date, unless you have contacted me to discuss the need for an extension.  Such request will be considered by the company.

Please feel free to contact me at any time should you have any questions.

We are looking forward to working with you and expect that you will be a great asset to our team.

Sincerely,

Dina Powers
Vice President, Human Resources

Your signature acknowledges your acceptance of this offer letter and your agreement to the terms herein. Please fax the signed offer letter and both signed agreements to 212-660-3897:

Accepted by:

/s/ Paul Trager	7/1/08
Paul Trager	Date